                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                   FORM 8-K


                                CURRENT REPORT


                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


               Date of Report (Date of earliest event reported):
                                 March 1, 2000
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                            RWD TECHNOLOGIES, INC.
       -----------------------------------------------------------------
            (Exact name of registrant as specified in its charter)




           Maryland                  0-22145                  52-1552720
       ----------------           ---------------         -------------------
   (State of Incorporation)   (Commission File Number)      (IRS Employer
                                                          Identification No.)



                   10480 Little Patuxent Parkway, Suite 1200
                        Columbia, Maryland                21044
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             (Address of principal executive offices)   (Zip Code)



                                (410) 730-4377
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                        (Registrant's telephone number)
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Item 5.   Other Events

     As previously announced, on March 1, 2000, Mr. James R. Kinney was elected to serve as a director of RWD Technologies, Inc. He will serve as a Class III Director and will be nominated for reelection by the stockholders of RWD during the 2000 Annual Meeting. Mr. Kinney recently retired as a senior vice president and chief information officer (CIO) of Kraft Foods North America, an $18 billion food and beverage company in North America. As CIO at Kraft, he was responsible for the strategic planning, development, and deployment of business information systems. Mr. Kinney has played an active role in the food industry's use of IT.

     From 1996 to 1998, he served as the chairman of the IS Committee for the Grocery Manufacturer's Association, the trade association representing food manufacturers. He chaired the Efficient Consumer Response (ECR) sub-committee on IT and has presented at several industry conferences on the role of technology in ECR, the industry's program for improving supply chain and promotion practices.

     From 1996 to 1997, Mr. Kinney served as the president of the Society for Information Management, a 2,500 member international organization dedicated to the issues of managing IT. His view on management issues in IT and on building high-performance IT organizations is frequently quoted in national publications.

     From 1960 to 1969, Mr. Kinney served as a nuclear submarine officer in the U.S. Navy. He retired as a captain in the U.S. Naval Reserve after six command assignments. He has an MBA degree from Northwestern University and a bachelor's degree from the U.S. Naval Academy. He is on the advisory boards of NCR and SHARE, an international systems association. He is also on the board of Transtech, a privately held e-Business consulting services company, and Barrington Youth Services, a non-profit social services agency.
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                                    SIGNATURES
                                    ----------


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  March 1, 2000         RWD TECHNOLOGIES, INC.



                             By:/s/ Laurens MacLure, Jr.
                                -------------------------------------------
                                Laurens MacLure, Jr., General Counsel and
                                Corporate Secretary